Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 21, 2004, relating to the financial statements of the Stolt Offshore Inc. 401(k) Profit Sharing Plan and Trust appearing in the Annual Report on Form 11-K of Stolt Offshore Inc. 401(k) Profit Sharing Plan and Trust for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Houston, Texas

May 16, 2005